Exhibit 99.1

FARMERS NATIONAL BANC CORP.

SHARE OWNERSHIP PLAN

ARTICLE I

PURPOSE

The purposes of the Plan are to promote the long-term financial success of the Company and encouraging ownership of Shares by Employees and Directors by providing Participants with the opportunity to voluntarily purchase Shares on an after-tax basis.

ARTICLE II

DEFINITIONS

When used in the Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is clearly required by the context:

2.1	“Affiliate” shall mean any corporation or entity controlled by or under common control with the Company.

2.2	“Board” shall mean the Board of Directors of the Company.

2.3	“Company” shall mean Farmers National Banc Corp., and any successor.

2.4	“Compensation” shall mean, as applicable, the base salary of an Employee or the monthly retainer paid to a Director.

2.5	“Director” shall mean any non-employee member of the Board.

2.6	“Election Form” shall mean the form described in Article II.

2.7	“Employee” shall mean any individual who is a common law employee of the Company or an Affiliate. A person who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

2.8	“Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a)	If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day; or

(b)	If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, and if the relevant date is not a trading day, then on the next trading day.

2.9	“Offering Period” shall mean, unless otherwise established by the Committee, the three calendar month period commencing each January 1, April 1, July 1 and October 1.

2.10	“Purchase Date” shall mean the last day of an Offering Period and if that is not a trading day, the first succeeding day that is a trading day. To the extent that the Plan Administrator is unable to purchase sufficient Shares to satisfy its obligations under this Plan on any Purchase Date, the “Purchase Date” shall mean any other date on which Shares are purchased.

2.11	“Purchase Price” shall mean the Fair Market Value of a Share on a Purchase Date.

2.12	“Participant” shall mean any Employee or Director who becomes a participant in the Plan pursuant to Article II.

2.13	“Plan” shall mean the Farmers National Banc Corp. Share Ownership Plan, as may be amended from time to time.

2.14	“Plan Administrator” shall mean the individual or entity selected by the Board to administer the Plan.

2.15	“Share” shall mean a common share of the Company, without par value.

2.16	“Stock Account” shall mean the account maintained by the Plan Administrator on behalf of each Participant and to which Shares purchased are credited. Except as otherwise provided herein, the Company shall pay all fees and other charges associated with maintaining the Stock Accounts.

2.17	“Suspense Account” shall mean an account maintained by the Plan Administrator on behalf of each Participant and to which the contributions of Compensation described in Section 3.2 are credited. The Plan Administrator shall maintain such sub-accounts to the Suspense Account as may be necessary for the administration of this Plan.

ARTICLE III

PARTICIPATION

3.1	Eligibility. Each Employee shall become a Participant beginning with the first Offering Period following the date on which the Employee completes and returns an Election Form to the Plan Administrator authorizing the Company or an Affiliate, as applicable, to withhold a portion of the Participant’s Compensation and contribute this amount to the Suspense Account.

3.2	Minimum Deduction. A Participant who is an Employee must authorize a contribution of at least $25.00 from the Employee’s Compensation for each pay period during an

Offering Period and a Participant who is a Director must authorize a contribution of at least $ from the Director’s Compensation for each Offering Period.

3.3	Duration of Election. A contribution election described in Section 3.2 shall remain in effect until changed or revoked. If a contribution election is changed or revoked, the change or revocation will be given effect for the first Offering Period beginning after the change or revocation, except as otherwise determined by the Board.

3.4	Withdrawal. A Participant may withdraw from the Plan and request a return of the Participant’s Suspense Account balance at any time. If a Participant withdraws from the Plan, the Participant will not again be eligible to participate in the Plan until the succeeding Offering Period.

3.5	Effect of Termination. If a Participant terminates employment or services with the Company or an Affiliate prior to the end of any Offering Period, the Participant’s contribution election shall terminate immediately, the balance of the Participant’s Suspense Account shall be distributed as soon as administratively possible and the Participant shall no longer be eligible to make contributions of Compensation to this Plan.

ARTICLE IV

PURCHASES OF SHARES

4.1	Accounts. The amount of Compensation that a Participant elects to have contributed to this Plan shall be aggregated and held in the Suspense Account.

4.2	Purchase of Shares. As of each Purchase Date, the Plan Administrator will convert the amount contributed by the Participant to the Participant’s Suspense Account for the Offering Period into Shares by dividing this amount by the Purchase Price and crediting the resulting number of Shares to the Stock Account of each Participant.

If the Plan Administrator is unable to purchase the full number of Shares for all Participants on any Purchase Date, the Company will allocate the number of Shares purchased on the Purchase Date to each Participant’s Stock Account based on the ratio that the amount contributed by the Participant to the Suspense Account for the Offering Period bears to the total amount contributed by all Participants to the Suspense Accounts for that Offering Period. The Plan Administrator shall continue to purchase Shares on each trading day following the Purchase Date and allocate the Shares purchased to Participants’ Stock Accounts in the same manner until the amount contributed by each Participant to the Suspense Account for the Offering Period is used to purchase Shares.

4.3	Delivery of Shares. Shares purchased under the Plan shall be held in a Participant’s Stock Account until issued to the Participant or transferred as directed by the Participant. The Participant shall be responsible for the payment of any service or other fees incurred with respect to the issuance or transfer of the Shares acquired under this Plan.

4.4	Dividends. A Participant shall be entitled to direct that any dividends paid with respect to Shares held in the Participant’s Stock Account be credited to the Participant’s Suspense Account and used to purchase additional Shares pursuant to this Plan.

4.5	Voting. Participants shall be entitled to vote any Shares held in their Stock Accounts and the Plan Administrator shall vote Shares held for the benefit of Participants as directed by the Participants.

ARTICLE V

ADMINISTRATION

The Board is responsible for administering the Plan and shall have all powers appropriate and necessary to that purpose, including the selection of a Plan Administrator. The Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan. The Board may delegate its administrative authority to the Company, any employee or any group of employees. In carrying out its duties, the Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Board as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Participants in the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION OF THE PLAN

The Board may amend, suspend or terminate the Plan at any time without the consent of any Participant. Upon the termination of the Plan, the balance of each Participant’s Suspense Account shall be returned as soon as administratively possible. Upon the amendment, suspension or termination of the Plan, the Board may require that Participants assume responsibility for the payment of any fees or other charges to maintain the Stock Accounts.

ARTICLE VII

MISCELLANEOUS

7.1	Non-Transferability. Rights to purchase Shares granted under the Plan may not be sold, pledged, assigned or transferred by a Participant. Shares held in a Participant’s Stock Account may be held only in the name of that Participant and may not be held in joint tenancy or otherwise.

7.2	Beneficiary Designation. Each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) to receive the balance of such Participant’s Suspense Account upon the Participant’s death.

7.3

No Right to Service. Neither the adoption of the Plan nor the ability of any Participant to purchase Shares hereunder shall confer upon any Employee or Director the right to continued service with the Company or any Affiliate or interfere with the right of the

Company or any Affiliate to terminate the employment or service of any Employee, with or without cause.

7.4	No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company or any Affiliate to establish other plans or to pay compensation to its Employees, in cash or property, in a manner not expressly authorized under the Plan.

7.5	Compliance with Securities Laws. No Shares shall be delivered pursuant to the Plan unless the delivery of such Shares complies with all applicable provisions of law, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under each, and the requirements of any stock exchange or quotation system on which the Shares are listed or quoted. The Board shall cause such legends to be placed on certificates evidencing Shares issued under the Plan, as may be required by federal and applicable state securities laws.

7.6	Status. This Plan is not intended to be a qualified employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

7.7	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

7.8	Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of this Plan.

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